Exhibit 23

101 Larkspur Landing Circle Suite 321 Larkspur, CA 94939 415-306-7611 www.rbsmllp.com

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Hawker Energy, Inc.

We consent to the use of our report dated June 18, 2015 with respect to the balance sheet as of December 31, 2014 and the related statements of operations, cash flows, stockholders’ equity (deficit) of TEG Oil & Gas U.S.A., Inc., (“TEG”) for the year ended December 31, 2014 included herein in the Form 8-K/A of Hawker Energy, Inc.

Our report dated June 18, 2015 contains an explanatory paragraph that states that TEG has suffered recurring losses from operations and has a net working capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ RBSM LLP

Larkspur, California
June 18, 2015

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